Exhibit 99.1

TEJON RANCH CO. REPORTS

SECOND QUARTER RESULTS OF OPERATIONS – 2006

TEJON RANCH, Calif., August 2, 2006 – Tejon Ranch Co. (NYSE:TRC), today announced a net loss for both the second quarter and for the first half of the year, which ended June 30, 2006. For the second quarter of 2006, the Company had a net loss of $3,339,000, or $0.20 per common share, compared to a loss of $840,000, or $0.05 per common share during the second quarter of 2005. Revenue from operations for the second quarter of 2006 was $5,632,000 compared to $3,701,000 of revenue during the same period in 2005.

For the first half of 2006, the Company had a net loss of $3,441,000, or $0.21 per common share, compared to a net loss of $1,824,000, or $0.11 per common share for the first six months of 2005. Revenue from operations for the six months ending June 30, 2006 was $11,351,000, an increase of $4,090,000 when compared to the same period of 2005.

Revenue from continuing operations consists of revenue from our real estate segments and farming segments. The 56% growth in revenue from continuing operations during the first six months of 2006 is due to increased commercial/industrial real estate revenue and increased farming revenue. Commercial/industrial real estate revenue grew $1,409,000 due to higher oil and mineral royalty income and higher commercial lease revenue. Farming revenues increased $2,681,000 primarily due to the sale of 2005 crop almonds that were inventoried at year-end and the collection of additional grape and walnut revenue related to the 2005 crops.

The increased loss for the second quarter and the first six months of 2006 is primarily attributable to stock and cash compensation of $5,675,000 related to the achievement of milestone performance objectives that are tied to the Company’s 2004 Stock Incentive Plan. The timing of this increase in compensation cost more than offsets the improvement in revenues described above.

Revenues from operations increased $1,931,000 during the second quarter of 2006 as compared to the same period of 2005. The improvement in revenue is attributable to increases in oil and mineral revenue, commercial/industrial lease revenue, and farming revenues from the sale of 2005 crop almonds.

The net loss for the second quarter of 2006 increased over the same period of 2005 due to the increase in revenues described above being more than offset by compensation costs related to the achievement of milestone performance objectives, as described above.

As we move forward with our real estate vision, we will continue to see an increase in costs related to professional service fees, planning costs, entitlement costs, and staffing costs. These real estate activities and related costs could continue over several years as we develop a modest percentage of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results of the first six months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the third and fourth quarters of each year due to the seasonal nature of our agribusiness activities.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Revenues:
Real estate - commercial/industrial	$3,613	$2,977	$7,134	$5,725
Farming	2,019	724	4,217	1,536

Total revenues	5,632	3,701	11,351	7,261
Costs and Expenses:
Real estate - commercial/industrial	3,290	2,354	5,696	4,523
Real estate - resort/residential	1,245	724	1,993	1,322
Farming	1,504	852	2,805	1,679
Corporate expenses	6,368	1,675	8,565	3,490

Total expenses	12,407	5,605	19,059	11,014

Operating loss	(6,775)	(1,904)	(7,708)	(3,753)
Other income
Investment income	654	611	1,277	1,192
Interest expense	(70)	—	(70)	—
Other income	20	7	36	16

Total other income	604	618	1,243	1,208
Loss from operations before equity in earnings (losses) of unconsolidated joint ventures	(6,171)	(1,286)	(6,465)	(2,545)
Equity in earnings (losses) of unconsolidated joint ventures, net	108	(148)	229	(606)

Operating loss before income tax benefit	(6,063)	(1,434)	(6,236)	(3,151)
Income tax benefit	(2,724)	(594)	(2,795)	(1,327)

Net loss	(3,339)	(840)	(3,441)	(1,824)

Net loss per share, basic	$(0.20)	$(0.05)	$(0.21)	$(0.11)

Net loss per share, diluted	$(0.20)	$(0.05)	$(0.21)	$(0.11)

Weighted average number of shares outstanding:
Common stock	16,586,080	16,469,942	16,564,872	16,449,724
Common stock equivalents – stock options	951,723	457,840	964,636	450,155

Diluted shares outstanding	17,537,803	16,927,782	17,529,508	16,899,879

For the three months and six months ended June 30, 2006 and 2005, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.